As filed with the Securities and Exchange Commission on June 21, 2022

Registration Statement File No. 333-256465

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-256465)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R1 RCM Holdco Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-0698101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(Address of Registrant’s Principal Executive Office) (Zip Code)

M. Sean Radcliffe

Executive Vice President and General Counsel

R1 RCM Inc.

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(312) 324-7820

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Ana Sempertegui

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE AND DEREGISTRATION OF SECURITIES

R1 RCM Holdco Inc., a Delaware corporation (the “Registrant,” known as R1 RCM Inc. prior to the Reorganization, as defined below), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which has been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-256465, filed with the SEC on May 25, 2021, registering of up to an aggregate of 60,500,000 shares of Common Stock, consisting of (i) 60,000,000 shares of Common Stock issuable upon exercise of a warrant held by a selling stockholder identified under such Registration Statement, and (ii) 500,000 shares of Common Stock held by a selling stockholder identified thereunder.

On June 21, 2022, pursuant to that certain Transaction Agreement and Plan of Merger (the “Transaction Agreement”), dated January 9, 2022, by and among the Registrant, R1 RCM Inc. (“New R1,” known as Project Roadrunner Parent Inc. prior to the Reorganization, as defined below), Project Roadrunner Merger Sub Inc. (“R1 Merger Sub”), Revint Holdings, LLC and the remaining parties thereto, New R1 acquired all of the outstanding shares of the Registrant through a transaction in which R1 Merger Sub merged with and into the Registrant with the Registrant as the surviving entity, which resulted in the Registrant becoming a wholly-owned subsidiary of New R1 (the “Reorganization”).

As a result of the transactions contemplated in the Transaction Agreement, the Registrant has terminated all offerings of its securities registered pursuant to the above-referenced Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray, Utah, on June 21, 2022. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

R1 RCM INC.

By:	/s/ Joseph Flanagan
Name:	Joseph Flanagan
Title:	Chief Executive Officer